Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

Contact:     Raiford Garrabrant
  Director, Investor Relations
  Cree, Inc.
  Email: raiford_garrabrant@cree.com
  Phone: 919-313-5397
  Fax: 919-313-5615

Cree Names John Kurtzweil as Chief Financial Officer

Durham, NC, September 6, 2006– Cree, Inc. (Nasdaq: CREE) today announced that John T. Kurtzweil will join the company as executive vice president and chief financial officer as of September 29.  Mr. Kurtzweil brings with him over 25 years of corporate financial management experience, and he served most recently as senior vice president and chief financial officer of Cirrus Logic, Inc., a publicly-traded supplier of analog, mixed-signal and digital processing solutions for audio and industrial product applications, based in Austin, Texas.

“We are very pleased that John will be joining Cree as our chief financial officer,” stated Chuck Swoboda, Cree chairman and chief executive officer.  “John brings with him a unique combination of financial expertise and experience in both large and small technology companies, strong relationships with the investment community and knowledge of the semiconductor business.  I look forward to working with him to build on Cree’s success and to help lead the company through the next stage of growth.”

Mr. Kurtzweil has served as chief financial officer of Cirrus Logic since 2004.  He previously served as senior vice president and CFO of ON Semiconductor, a global supplier of power- and data-management semiconductors and standard semiconductor components, and of disk drive component manufacturer Read-Rite Corporation, which sold substantially all of its assets to Western Digital Corp. in 2003.  Immediately prior to joining Cirrus Logic, Kurtzweil had served as interim CFO for Quepasa Corporation, an online company serving the growing US Hispanic community.  Mr. Kurtzweil is a certified public accountant and holds a B.S. degree in accounting from Arizona State University and an M.B.A. from the University of St. Thomas.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency.  Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications, including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications.  Cree customers range from innovative lighting fixtures makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs in all colors, LED backlighting solutions, power-switching components and radio-frequency/wireless devices. For additional information please refer to www.cree.com.

Cree and the Cree logo are registered trademarks of Cree, Inc.

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